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                                                                      EXHIBIT 11

                             U.S. HEALTHCARE, INC.
                      COMPUTATION OF NET INCOME PER COMMON
                          AND COMMON EQUIVALENT SHARE*

                                                                                    YEARS ENDED DECEMBER 31
                                                                           ------------------------------------------
             (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)                     1994             1993             1992
----------------------------------------------------------------           ---------        ---------        -------

NET INCOME  . . . . . . . . . . . . . . . . . . . . . . . . .               $391,119         $299,675       $200,046
                                                                            ========         ========       ========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Shares outstanding at beginning of period . . . . . . . . . .                146,718          145,172        142,575
Effect of purchase of treasury stock  . . . . . . . . . . . .                 (1,725)            (167)            --
Effect of conversion of Class B stock . . . . . . . . . . . .                    520            1,070              6
Effect of exercise of stock options . . . . . . . . . . . . .                    233              679          1,706
Effect of restricted stock awarded (canceled), net  . . . . .                    302               24            (27)

WEIGHTED AVERAGE NUMBER OF COMMON EQUIVALENT SHARES:
Additional equivalent shares issuable from conversion of
    Class B stock . . . . . . . . . . . . . . . . . . . . . .                 14,537           15,057         16,127
Additional equivalent shares issuable from assumed exercise of
    stock options . . . . . . . . . . . . . . . . . . . . . .                  1,061              819          2,014
                                                                            --------         --------       --------

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT
    SHARES OUTSTANDING - PRIMARY BASIS  . . . . . . . . . . .                161,646          162,654        162,401
                                                                            --------         --------       --------

Incremental additional equivalent shares from
    application of the fully diluted computation  . . . . . .                     58              144            213
                                                                            --------         --------       --------

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT
    SHARES OUTSTANDING - FULLY DILUTED BASIS  . . . . . . . .                161,704          162,798        162,614
                                                                            ========         ========       ========

NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE:
    Primary and fully diluted . . . . . . . . . . . . . . . .                  $2.42            $1.84          $1.23
                                                                            ========         ========       ========


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* After giving effect to 3 for 2 stock splits paid on March 29, 1994 and
  September 28, 1992.